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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Emmis Broadcasting Corporation for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 1998 (except for Note 10, as to which the date is March 18, 1998) with respect to the combined financial statements of SF Broadcasting of Wisconsin, Inc. and SF Multistations, Inc. and Subsidiaries included in its Current Report on Form 8-K filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

New York, New York
May 5, 1998